SOUTHWEST AIRLINES REPORTS DECEMBER TRAFFIC

DALLAS, TEXAS – January 9, 2018 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its December, fourth quarter, and total year 2017 preliminary traffic statistics.

The Company flew 10.7 billion revenue passenger miles (RPMs) in December 2017, an increase of 2.6 percent from the 10.4 billion RPMs flown in December 2016. Available seat miles (ASMs) increased 1.8 percent to 12.9 billion in December 2017, compared with December 2016 ASMs of 12.6 billion. The December 2017 load factor was a record for the month of December at 83.3 percent, compared with 82.6 percent in December 2016. Based on these results, the Company continues to estimate its fourth quarter 2017 operating revenue per ASM (RASM) will increase in the one to two percent range, as compared with fourth quarter 2016.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements. Specific forward-looking statements include, without limitation, statements related to the Company’s expected results of operations for fourth quarter 2017. These statements involve assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, the Company's customary quarterly close and review procedures and any resulting adjustments.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
www.southwestairlinesinvestorrelations.com

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

DECEMBER
	2017	2016	Change
Revenue passengers carried	11,077,369	10,561,159	4.9%
Enplaned passengers	13,344,173	12,845,248	3.9%
Revenue passenger miles (000s)	10,713,293	10,445,407	2.6%
Available seat miles (000s)	12,868,065	12,645,787	1.8%
Load factor	83.3%	82.6%	0.7 pts.
Average length of haul	967	989	(2.2)%
Trips flown	113,451	111,765	1.5%

FOURTH QUARTER
	2017	2016	Change
Revenue passengers carried	33,695,001	32,006,767	5.3%
Enplaned passengers	40,428,884	38,779,938	4.3%
Revenue passenger miles (000s)	32,189,839	31,366,176	2.6%
Available seat miles (000s)	37,886,814	37,147,109	2.0%
Load factor	85.0%	84.4%	0.6 pts.
Average length of haul	955	980	(2.6)%
Trips flown	337,190	329,740	2.3%

TOTAL YEAR
	2017	2016	Change
Revenue passengers carried	130,256,190	124,719,765	4.4%
Enplaned passengers	157,677,218	151,740,357	3.9%
Revenue passenger miles (000s)	129,041,420	124,797,986	3.4%
Available seat miles (000s)	153,811,072	148,522,051	3.6%
Load factor	83.9%	84.0%	(0.1) pts.
Average length of haul	991	1,001	(1.0)%
Trips flown	1,347,893	1,311,149	2.8%

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